Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Directors

State Street Corporation

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-         ) pertaining to the State Street Corporation 2006 Equity Incentive Plan of our reports dated February 26, 2009 with respect to the consolidated financial statements of State Street Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2008 and the effectiveness of internal control over financial reporting of State Street Corporation filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP

Boston, Massachusetts

June 22, 2009